Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form F-1 of Ontario Solar Energy Corporation of our audit report dated January 29, 2010 related to the financial statements for the period ended December 31, 2009 and to the reference to our firm under the heading “Experts”.

MSCM LLP
Toronto, Ontario
September 17, 2010